UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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PALM, INC.

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HP/PALM MERGER

PALM CENTRAL Q&A

1.	Why a merger and why now?

Gaining scale for Palm webOS has always been one of our highest priorities. This transaction offers Palm a great opportunity to partner with a company with the global operational resources and financial and marketing strength necessary to drive rapid scale for webOS—far more quickly than we could do on our own. This in turn will allow us to compete more effectively in a very competitive marketplace and help us reach our strategic and financial goals more quickly.

2.	Why HP?

HP’s scale, global operating resources and longstanding culture of innovation makes it the perfect partner to rapidly accelerate the growth of webOS—not just in smartphones, but across a portfolio of ground-breaking mobile devices. Our companies have complementary strengths and share a similar legacy of innovation.

3.	Have you lost confidence in webOS? Does this mean the turnaround is a failure?

No, it’s just the opposite. Palm webOS is widely recognized as one of the most innovative mobile platforms available on the market today and HP’s acquisition of our company is validation of that fact.

4.	When does the deal close?

We are anticipating the transaction will close during HP’s third fiscal quarter ending July 31st, 2010, pending the customary closing conditions, including domestic and foreign antitrust approvals, and the approval of Palm’s stockholders.

5.	What regulatory approvals are required?

We are seeking domestic and foreign approvals from the antitrust authorities.

6.	How will the Palm stockholder approval process work?

Palm filed its preliminary proxy statement with the SEC on Friday, May 14, 2010. Once SEC approval has been received or the review period expires, we will mail the definitive proxy to stockholders and begin to solicit their votes.

7.	How much per share will the common stockholders receive?

Common stockholders will receive $5.70 per share.

8.	Did Elevation force a sale?

Absolutely not.

9.	Does Elevation support the transaction?

Yes.

10.	Will our relationships with business partners, such as carriers, retailers and vendors, be affected by this announcement?

The announcement does not change our existing business relationships. All employees should continue to work with their business partners on a business-as-usual basis.

11.	How will this announcement affect the rollout of future products and software updates, including new apps?

As before, we remain committed to innovation and delivering the best possible experience to consumers. We are not going to miss a beat. We’ll be working with HP to deliver a full suite of products based on webOS and our current product roadmap.

12.	Will Palm continue to manufacture smartphones during this transition?

Yes, it is business as usual at Palm – this announcement will not have any impact on our current operations.

13.	What will happen to the webOS developer program and app catalog?

We expect the transaction to permit more resources to be put behind the webOS platform.

14.	What does this all mean for my job?

Until the deal closes, we do not expect any changes to day-to-day business operations, and all employees should continue to focus on their current objectives and job responsibilities. In the meantime, integration planning is moving forward and decisions on the post-close structure of Palm and its place within HP are being made. We’ll keep you informed and provide further details soon.

15.	Will there be changes in the operation of our business prior to the transaction’s close?

No. Palm will continue its normal course of business through the close of the transaction. At the same time, we are working closely with HP to ensure a smooth, seamless transition with the goal of providing highest quality service levels to our customers, carriers and business partners.

16.	What happens to Palm’s product lines and brands?

Over the coming months we will work on the integration plan with HP and we will share more information when it is available.

17.	What are the plans to ensure a smooth integration?

Both companies have established integration teams. The Palm team is a cross-functional team, led by Dave Vadasz, and is working closely with its HP counterpart.

18.	Will Jon Rubinstein remain with Palm?

Jon is expected to stay on to run the business after the transaction.

19.	How will we be organized post-close?

Decisions on the post-close structure of Palm, and its place within HP will be made during the integration planning process. In the near-term, Palm executives will continue to run the current business and be actively involved in integration activities. Details of the new organization structure will be communicated once they are finalized.

20.	Will we continue to hire during this time?

We plan to continue filling critical roles.

21.	What should I tell people outside Palm who ask me about the deal?

If you are contacted by outside parties regarding the transaction, please direct any media inquiries to Lynn Fox at 408-617-7451 or lynn.fox@palm.com, and any questions from financial analysts to Teri Klein at 408-617-8825 or teri.klein@palm.com.

22.	What happens to my Palm stock options upon closing of the HP transaction?

Any vested options that are “in the money” (option exercise price lower than the acquisition price of $5.70) will be cancelled at the closing of the transaction, and employees will be paid the “spread,” or difference, between the exercise price and $5.70, without interest and less applicable withholding tax. Unvested “in the money” options will be assumed by HP and converted into options to acquire HP stock on an equivalent economic basis and subject to the same terms and conditions. Vested and unvested “out of the money” options (exercise price equal to or greater than $5.70) will be cancelled. Retaining our talented employees is very important to HP. Designing competitive compensation packages that may include equity compensation will be part of the integration planning process. You should expect that we will have further communications with you on this topic in the coming weeks as details become available.

23.	Do all of my stock options vest when the HP transaction closes?

No. In general, if you have unvested stock options with an exercise price below $5.70 they will be assumed by HP and converted into options to acquire HP stock on an equivalent economic basis at closing. The assumed options will retain the same vesting schedule and other material terms set forth in your existing award documents.

24.	What happens to the money we have contributed to the Palm Employee Stock Purchase Program (ESPP)? Will stock be bought with the money we have contributed to date, or will the money be returned to us?

If you are currently participating and remain in the ESPP, then, at least 10 business days prior to the closing of the transaction, the accumulated funds in your ESPP account will be used to purchase Palm stock. The purchase price will be 85% of the lower of the April 1, 2010 market value ($3.90) or the closing price on the day of the purchase. Unless you are otherwise restricted from trading Palm stock at that time, you may sell those Palm shares prior to the close of the transaction. If you cannot or do not sell the shares from this purchase, under the terms of the merger agreement all common stock on the closing date will be converted into the right to receive $5.70 per share, without interest and less applicable withholding tax, from HP.

The ability of some individuals to purchase their full subscription may be affected by either the $25,000 annual calendar year limit or the 3,000 share per purchase period limit under the ESPP.

25.	What are the ground rules for conducting business during this transition phase?

•	What should we tell vendors?

•	Can we extend contractors or vendor contracts?

The announcement does not change any of our existing business relationships, and Palm will continue to conduct its normal course of business through the close of the transaction. All employees should continue to work with their business partners on a business-as-usual basis.

26.	What impact will the merger have on our summer internship program?

As in prior years, we have a robust internship program planned for this summer, and several interns will be joining us in the coming weeks. In fact, some of our new interns have already started. Our internship program will continue to present exciting opportunities for both the interns and our employees.

27.	Will we have regular communications from the Exec Team about what is going on with the merger?

Yes. More information will be posted on Palm Central as it becomes available. In addition, we will continue to hold both company-wide and departmental all-hands meetings as forums for conveying information and answering your questions.

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Important Information for Palm Stockholders

In connection with the proposed merger, Palm has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) and will later file a definitive proxy statement and mail it to its stockholders. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND OTHER PROXY MATERIALS THAT PALM FILES WITH THE SEC WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS.

Palm and HP and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about Palm’s directors and executive officers is set forth in the proxy statement for Palm’s 2009 annual meeting of stockholders, which was filed with the SEC on August 13, 2009. Information about HP’s directors and executive officers is set forth in the proxy statement for HP’s 2010 annual meeting of stockholders, which was filed with the SEC on January 27, 2010, and in HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2009, which was filed with the SEC on December 17, 2009. Additional information regarding these persons and their interests in the merger is included in the preliminary proxy statement relating to the merger that has been filed with the SEC. The preliminary and definitive proxy statements, any additional proxy materials and Palm’s other SEC filings are, or when filed will be, available free of charge at the SEC’s website at www.sec.gov, by going to Palm’s Investor Relations page on its corporate website or by contacting Palm’s Investor Relations department by e-mail at teri.klein@palm.com, by phone at (408) 617-7000, or by mail at Palm, Investor Relations, 950 West Maude Avenue, Sunnyvale, California 94085.

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